Exhibit 23.6

CONSENT OF APPRAISER

We consent to the references to our name, valuation methodologies, assumptions and value conclusions of our report, dated as of November 21, 2011, prepared by us with respect to the appraisal of the portfolio of properties of TNP Strategic Retail Trust, Inc. (the “Company”) referred to in Prospectus Supplement No. 19 to the Company’s Prospectus, dated April 14, 2011 (the “Prospectus”), which Prospectus is part of the Company’s Registration Statement on Form S-11 (SEC File No. 333-154975), in the text under the heading “The Determination by Our Board of Directors of Our Estimated Value Per Share” for the properties Moreno Marketplace, Waianae Mall, Northgate Plaza, San Jacinto Esplanade, Craig Promenade, Pinehurst East, Bi-Lo at Chester Plaza and Topaz Marketplace. We also consent to such use, summary and references in any prospectus supplement or post-effective amendment relating to the offering described in the Prospectus, to the extent such use, summary and references are unchanged.

In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Sincerely,

/s/ Robert A. Stanger & Co., Inc.
Robert A. Stanger & Co., Inc.

March 20, 2012